                              AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT

     This Distribution Agreement (the "Agreement") is entered as of March 27, 1997 by and between CardioDynamics International Corporation ("Supplier"), a California corporation, with its registered office and/or place where business is actually carried out at 6155 Cornerstone Court East, Suite 125; San Diego, California; and Kol Bio Medical Instruments, Inc. ("Distributor"), a Virginia corporation, with its registered office and/or place where business is actually carried out at 13901 Willard Road; Chantilly, Virginia.

     1. APPOINTMENT; TERRITORY; PRODUCTS. Supplier hereby appoints Distributor for the term of this Agreement as, and Distributor agrees to act as, Supplier's exclusive hospital distributor of the Products (as hereinafter defined) for the Territory specified in Attachment A, subject to all the terms and conditions hereof. The Distributor will have the right to sell to hospital accounts within their assigned Territory. A hospital account is one that is listed in the American Hospital Association's (AHA's) Annual Guide. So long during the term of this Agreement as Distributor remains in full compliance with this Agreement, Supplier will not appoint another hospital distributor for the Products in the Territory. Distributor shall refrain from establishing or maintaining any branch, warehouse or distribution depot for the Products outside the Territory, and shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers located outside the authorized market or authorized Territory. Furthermore, Distributor may only sell its Product to end users and may not sell to other Distributors for the purpose of reselling to end-users unless the Distributor has express written consent of the Director of Sales of the Supplier. "Product" shall mean the selected Supplier products which are expressly set forth in Attachment B. Any enhancement or improvement of a Product that is made generally available by Supplier, that is substantially similar to such Product, and that is marketed under the same product number and nomenclature as such Product shall be added to Attachment B as a Product. Supplier reserves the right to change, modify or discontinue any Product at any time. Supplier may add Products to Attachment B and may remove any discontinued Product therefrom.

     2.   PAYMENT AND SUPPLY TERMS.

          a. Products are delivered F.O.B. Supplier's applicable warehouse or place of production. Purchase prices payable by Distributor are Supplier's then current hospital distributor wholesale price list. Supplier shall have the right, in its sole discretion, from time to time or at any time, to change such list prices with ninety (90) days written notice. New prices will apply to all shipments made after such notice period. In addition, Distributor will pay all charges including, without limitation, freight, shipping, customs charges and expenses, cost of special packaging or handling, and insurance premiums, and shall be responsible for all taxes, including, but not limited to, sales, value added and use taxes, duties and other governmental assessments. Payment shall be made in U.S. dollars and will be payable net 30.

          b.   During the term of this Agreement:

               i. Supplier shall provide Distributor, at a Supplier's expense, with samples of any applicable printed marketing materials that Supplier may, in its discretion, produce for the Products.

               ii. Subject to the other terms and conditions of this Agreement, Supplier shall use its reasonable efforts to promptly fill Distributor's written purchase orders for Products with a requested delivery date not less than sixty
(60) days after the date the purchase order is received by

Supplier. Should Supplier fail to supply Distributor with the stocking inventory Products ordered, the sales quotas for such period shall be reduced dollar-for-dollar to the extent of the shortfall.

               iii. Supplier will provide Distributor with, and Distributor will accept, such training as Supplier deems appropriate at locations specified by mutual agreement of both Supplier and Distributor; each party will bear its own expense in connection with such training.

          c. Product will be deemed accepted if not rejected by written notice and returned to Supplier in accordance with the warranty return procedure (Section 7) within thirty (30) days of delivery.

     3.   LICENSE, TRADEMARKS AND TRADE NAMES.

          a. The Distributor shall not use Supplier's name or any other trademark or trade name used or claimed by Supplier (all of which names or marks shall hereinafter be referred to as the "Marks") in connection with any business conducted by the Distributor other than dealing with the Products.

          b. Supplier hereby grants to the Distributor a royalty free, non-exclusive license to use the Marks, but only with respect to the sales of the Products during the term of this Agreement.

          c. Distributor shall include and shall not alter, obscure or remove any Marks, or any markings, colors or other insignia which are contained on or in or affixed to Products at the time of shipment.

          d. Any advertising or promotional literature or announcement to the press by Distributor regarding its relationship with Supplier or otherwise utilizing Marks must be approved by Supplier in advance in writing.

          e. Distributor agrees that it will not use, without Supplier's prior written consent, any mark which is likely to be similar to or confused with the Marks.

          f. Distributor agrees that it has not registered, and will not register the name "CardioDynamics International Corporation," "CDIc," "BioZ," or any forms thereof for use in connection with any business entity without the prior written approval of Supplier. Distributor also agrees not to use or contest during or after the term of this Agreement any name, mark or designation used by Supplier anywhere in the world (or any name, mark or designation similar thereto).

          g. The Distributor agrees that its use of the Marks shall not create in its favor any right, title or interest therein and acknowledges Supplier's exclusive right, title and interest in the Marks.

          h. The Distributor hereby acknowledges and agrees that any and all rights, title and interest in any and all trademarks and other proprietary rights that are related in any way to the production, manufacture or sale of the Products, or form the basis for the development of the Products are owned solely and exclusively by Supplier, and Supplier may, in its discretion, seek to secure and maintain any such rights. In the event that Supplier seeks to secure or maintain or initiate any infringement action regarding such rights, the Distributor agrees to cooperate with Supplier in any way reasonably requested.

     4. DISTRIBUTOR COVENANTS AND REPRESENTATIONS. Except as expressly and unambiguously provided herein, Distributor represents, warrants, covenants and agrees:

          a. To use its best efforts to successfully market (including, without limitation, conducting periodic promotions, when Supplier offers promotional programs, and conduct market research, maintaining a well staffed salesforce and adequate inventory, and prompt inclusion of the Products in all applicable trade shows and in Distributor's catalogs and other promotional materials), distribute and support (including training and other support) the Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. In its distribution efforts, Distributor will use Marks (but will not represent or imply that it is Supplier or is a part of Supplier). However, all advertisements, promotional materials, packaging and anything else bearing a Mark shall identify Supplier as the Mark owner and Product manufacturer and shall be subject to prior written approval of Supplier, which approval shall not be unreasonably withheld. Present salesforce being acceptable to Supplier. Supplier will also allow Distributor to subcontract to a qualified sub rep, sales responsibilities of some of its Territory to better cover said Territory with a sales presence, if so deemed by Distributor, and with the mutual approval of Supplier.

          b. To keep Supplier informed of relevant market trends, customer needs, competitive activity, economic and regulatory conditions and Distributor's sales and inventory by Product. Distributor will also provide Supplier with a written quarterly report with respect to these matters, if requested by Supplier. Additionally, if requested, Distributor will also provide Supplier with a written monthly sales tracing report.

          c. That it does not currently represent or promote any lines or products that compete with the Products.

          d. That Distributor will conduct its business in a manner that reflects favorably on the Products and shall not, without Supplier's prior written consent, represent, promote or otherwise try to sell within the Territory, any lines or products that, in Supplier's judgment, compete with the Products covered by this Agreement. As of the date of the signing of this contract, the Supplier has reviewed the product lines of the Distributor and they have been deemed to be non-competitive with the Supplier's product line.

          e. That Distributor will sell the quota of Product specified in Attachment C during the periods specified therein. If Distributor fails during any period specified in Attachment C to sell the quota of Product for that period, Supplier shall have the right to notify Distributor of default and give such thirty (30) days notice of such default, and Distributor shall then have an additional ninety (90) days to cure such default. If default is cured, then contract shall revert to its prior amicable status. Should Distributor continue to be in default after the total 120-day period, Supplier may either convert contract to non-exclusive, or at its option, terminate contract per Paragraph 11, Section c.

          f. To ascertain and comply with, at Distributor's sole expense, all applicable laws and regulations and standards of industry or professional conduct, including without limitation, those applicable to product claims, labels, instructions, packaging or the like.

          g. To use best efforts, at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to marketing, using, selling, labeling or otherwise promoting or making claims regarding the Products or their uses or reimbursement therefor in the Territory. Distributor shall not file any such application or document or conduct any study without Supplier's prior written consent, which shall not be unreasonably withheld. To the extent allowed by law all approvals, registrations, notifications and the like (and all documents, applications and information related thereto) and all rights thereunder or thereto shall be for the sole benefit of and shall be solely owned by and in the name of Supplier.
Distributor will provide Supplier with any information regarding the foregoing that Supplier may request. Supplier may use such information in its discretion.

          h. To immediately notify Supplier of any adverse or unexpected results or any actual or potential government action relevant to a Product and, if and to the extent requested by Supplier in writing, to suspend distribution of that Product.

          i. To keep for five years after expiration or termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to fully cooperate in any decision by Supplier to recall, retrieve and/or replace any Product.

          j. To keep Supplier informed as to any problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Supplier any and all modifications, design changes or improvements of the Products suggested by any customer, employee or agent. Distributor further agrees that Supplier shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the Products, without the payment of any additional consideration therefor either to Distributor, or its employees, agents or customers. Distributor will also promptly notify Supplier of any infringement of any trademarks or other proprietary rights relating to the Products.

     5.   COMPLIANCE WITH LAWS.

          a. Without limitation of the foregoing, Distributor agrees to commit no act which, directly or indirectly, would violate any United States federal or state laws or regulation relating to or applicable to the sale of the Products. Without limitation, Distributor will not remove or export from the United States or re-export from anywhere any Product or component thereof to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country (as specified from time to time in Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations, or a successor thereof) or otherwise except with and in compliance with all licenses and approvals required under all applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

          b. Distributor agrees to indemnify, defend and hold harmless Supplier from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Supplier as a result of the breach of this Section 5 by Distributor.

     6. CONFIDENTIALITY. Distributor agrees that all inventions, know-how and ideas it obtains from Supplier and all other business, technical and financial information it obtains from Supplier are the confidential property of Supplier ("Proprietary Information"). Except as expressly and unambiguously allowed herein, Distributor will hold in confidence and not use or disclose any Proprietary Information to Distributor's employees or others. Distributor's nondisclosure obligation shall not apply to information it can document has entered the public domain and is generally available to the public. Distributor will promptly report to Supplier any actual or suspected violation of the terms of this Section 6, and will take all reasonable further steps requested by Supplier to prevent, control or remedy any such violation. Distributor shall, upon the termination of the Agreement or the request of Supplier at any time, return to Supplier all tangible manifestations of confidential information received by Distributor pursuant to this Agreement (and all copies and reproductions thereof).

     7. WARRANTY AND DISCLAIMER. Supplier warrants to Distributor and customer that the Products will be free from manufacturing and material defects for twelve (12) months after delivery to customer. Products purchased from Supplier which do not comply with the warranty and are returned by Distributor or customer to Supplier during such period (with proof of the date of purchase) will be repaired or replaced. If proven to be a manufacturing defect, Supplier will pay freight. If problem is the cause of customer or Distributor, then customer or Distributor will pay freight. Distributor or customer must return any such Products to Supplier and shall conspicuously bear the Return Material Authorization (RMA) number Distributor obtains from Supplier prior to return. If supplier cannot, or determines that is not practical to, repair or replace the returned Product, the purchase price therefore will be refunded. SUPPLIER MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. The above warranty does not extend to any Product that is modified or altered, is not maintained to Supplier's maintenance recommendations, is operated, handled or stored in a manner other than that specified by Supplier, has its serial number removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment). Distributor's sole remedy with respect to any warranty or defect is as stated above.

     8. LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, SUPPLIER WILL NOT BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT, OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, (A) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO SUPPLIER HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE OR (B) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, (C) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (D) DAMAGES ARISING FROM THE LOSS OF PROFITS OR LOSS OF BUSINESS. SUPPLIER SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.


     9. RELATIONSHIP OF PARTIES/HOLD HARMLESS AND INDEMNIFICATION. The parties hereto expressly understand and agree that Distributor is an independent contractor in the performance of each and every part of this Agreement, is not an agent, and is solely responsible for all its employees and agents and its labor costs and expenses arising in connection therewith and:

          a. The Distributor and Supplier shall indemnify and save each other harmless from all loss, damage, cost or expense of any nature, arising from or in any way connected with any injury to persons or property caused by or resulting from any act of negligence of the other, or its agents, in the use of the Products.

          b. Supplier shall indemnify and hold Distributor harmless from and against all claims, demands and proceedings, arising out of any claims under Supplier's warranty or arising out of any allegation that any manufacturing or design defect, whether or not arising out of Supplier's negligence, exists with regard to the Products and such defect has caused damage to the other party or any other third party.

          c. A party seeking indemnification under this Agreement (an "indemnified party") shall give notice to the party from whom such indemnification is sought ("indemnifying party") within thirty (30) days of the assertion of any claim (including discovery of any loss, damage or injury giving rise to any claim by the indemnified party), or the commencement of any action, suit, or proceeding, in respect of which indemnity may be sought hereunder. Provided, however, the obligation of the indemnified party to give notice to the indemnifying party shall not arise until the later to occur of: (i) the assertion of a claim or commencement of an action, or (ii) the receipt by the indemnified party of notice of claim or service of court process with regard to such proceeding. Failure to give such notice shall relieve the indemnifying party of any liability hereunder. The indemnified party shall give the indemnifying party such information regarding the claim, action or proceeding as the indemnifying party may reasonably request. If a claim for indemnification arises from any action, suit or proceeding, the indemnifying party shall, at its expense assume the defense of such action, suit or proceeding. In such case the indemnified party shall have the right, but not the duty, to participate in its own defense and to employ at its own expense counsel separate from counsel employed by the indemnifying party; provided, however, if a conflict exists in conducting the defense of the parties on a joint basis, the indemnifying party will be responsible for the expenses and fees of separate counsel for the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party if the indemnifying party has not assumed the defense thereof. Whether or not the indemnifying party chooses to defend or prosecute any claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may reasonably be requested therewith. The indemnifying party shall not be liable under this subparagraph (b) for any settlement effective without its consent, which consent shall not be unreasonably withheld.

     Except as expressly provided herein, Supplier shall have no right to exercise any control whatsoever over the activities or operations of Distributor.

     10. ASSIGNMENT. This Agreement and the rights hereunder are not transferable or assignable by a party without the prior written consent of the other party, except for rights to payment and except to a person or entity who acquires all or substantially all of the assets or business of Supplier, whether by sale, merger or otherwise. Distributor will have the right to assign agreement with Supplier's written consent, which will not be unreasonably withheld.

     11. TERM AND TERMINATION. Unless terminated earlier as provided herein, this Agreement shall have a term extending from the date of this Agreement to December 31, 2001. This Agreement is renewable for one year extensions with the written consent of each party delivered to the other within sixty (60) days before expiration of this Agreement. Distributor understands that after the date specified above or earlier termination, it shall have no right whatsoever to purchase Products or continue as a dealer or distributor or otherwise regardless of any undocumented continuation of the relationship with Supplier.

          a. This Agreement may be terminated by a party for cause other than for performance pursuant to Paragraph 11, Section (c) with thirty (30) days written notice upon the occurrence of any of the following events:

               i. If the other ceases to do business, or otherwise terminates its business operations; or


               ii. If the other shall fail to secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended; or

               iii. Except as set forth below in Paragraph 11, Section (c), if the other breaches any provision of this Agreement other than performance as stipulated, and fails to fully cure such breach within thirty (30) days [ten
(10) days in the case of a failure to pay] of written notice describing the breach; or

               iv. If the other seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other.

          b. Supplier may immediately terminate this Agreement for no cause upon (two) years written notice if Distributor or Distributor's assets or business is acquired by a third party ("acquired for purposes of this provision means that the third party has obtained 50% or more of the capital shares or voting power). Additionally, the Supplier may terminate this Agreement upon two years written notice if Supplier or Suppliers' assets or business is acquired by a third party. "Acquired" for purposes of this provision means that the third party has obtained 50% or more of the capital shares or voting power.

          c. Supplier shall have the right to terminate this Agreement as set forth herein, in the event of Distributor's failure to meet its quota obligations specified in Attachment C ("Quota Violation"). Supplier shall have the right, upon the occurrence of a Quota Violation, to give the Distributor thirty (30) days written notice of the Quota Violation (the "Notice Period"). Distributor shall have the right to cure the Quota Violation during the Notice Period and for an additional ninety (90) day period after the expiration of the Notice Period (the "Cure Period"). In the event that the Distributor cures the Quota Violation prior to the expiration of the Cure Period, the notice of Quota Violation shall be null and void and this Agreement shall return to its prior status. In the event that the Distributor does not cure the Quota Violation prior to the expiration of the Cure Period, this Agreement may be terminated by the Supplier in its sole discretion, by written notice to the Distributor.

          d. Either party shall have the right to terminate this Agreement for no cause upon ninety (90) days written notice to the other. (The date upon which the ninety day period expires shall be the "Termination Date.") In the event that Supplier elects to terminate this Agreement pursuant to this Paragraph (d), then, upon such termination or expiration of Agreement, the Supplier shall pay to the Distributor an amount equal to the lessor of (a) Five Hundred Thousand Dollars ($500,000); or (b):

               i. Nine (9) times the Termination Amount (as hereinafter defined) if the termination occurs between March 27, 1997 and January 1, 2001.

     As used herein, the Termination Amount shall be equal to fifteen percent (15%) of the Distributor's average monthly gross sales of the Products for the monthly average of the three (3) complete months immediately preceding the Date of Notice of Termination.

          e. In the event of expiration or any termination, Supplier may elect to continue or terminate any purchase order then pending.

          f. In addition to any provisions that survive expiration or termination according to their terms and any restrictions on Distributor's distribution of Products, the following sections shall survive termination of this Agreement: Sections 3 a, c, e, f, g; and Paragraphs 4 through 9.

          g. Upon expiration or termination, if Distributor has any right, title or interest in any Mark (as defined in Paragraph 3.b) or any registration related thereto or in anything referred to in Section 3.h, it will immediately assign all such right, title and interest to Supplier and take all necessary action to ensure that Supplier obtains the full benefit thereof or, if Supplier so requests in writing with respect to any such item, take any necessary action to surrender and cancel such item and the related rights, title and interest.

          h. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

          i. Upon termination or expiration of Agreement, Distributor can return any unsold inventory stock that has been purchased within the last twelve
(12) months, and/or demo equipment.   Unsold new inventory can be returned to
Supplier for the purchase price paid by the Distributor. Supplier will pay Distributor for returned demo equipment the purchase price of equipment less 5% for the first ten (10) months of life, and an additional 2% per month over the initial ten (10) months.

     12. DUTIES OF DISTRIBUTOR UPON TERMINATION. Upon the termination of this Agreement for any reason whatsoever, Distributor shall:

          a. Pay to Supplier, in full within forty-five (45) days of such termination, all amounts owed to Supplier. Supplier shall be entitled to set off and deduct from any money due Distributor or vice versa, whether or not arising under this Agreement, any and all amounts due Supplier from Distributor, or vice versa, unless there is a dispute. Such dispute shall be settled by arbitration per Paragraph 13, Section (f).

          b. Promptly return to Supplier any and all Supplier-owned Product or other materials, documentation or data, including without limitation all promotional material, in the possession of Distributor for whatever reason or purpose, such Product, material, documentation and data to be in the same condition as when delivered to Distributor.

          c. Cooperate with Supplier in completing all outstanding obligations to Distributor's customers.

          d. Within thirty (30) days after notice of termination or expiration of Agreement by either Distributor or Supplier, prepare a statement listing all active and prospective customers and the type and amount of orders of Product expected to be sold to such customers by Distributor during the sixty (60) day period following the date of termination or expiration of this Agreement. Distributor shall also deliver to Supplier within such thirty (30) day period all orders for Product received by Distributor after the date of the notice of termination or expiration. Supplier shall fill all such orders on behalf of Distributor, subject to Supplier's approval of the terms, conditions, credit worthiness and pricing of any such orders, and shall pay to Distributor a commission equal to thirty percent (30%) of the sales price for Product sold pursuant to such orders, within thirty (30) days after receipt of payment therefor.


     13.  GENERAL.

          a. Amendment and Waiver - Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

          b. Governing Law and Legal Actions - This Agreement shall be construed, interpreted, administered and governed in accordance with the laws of the State of California. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and reasonable attorney's fees.

          c. Headings - Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

          d. Notices - For purposes of this Agreement, and for all notices and correspondence hereunder, the addresses of the respective parties have been set out at the beginning of this Agreement, and no change of address shall be binding upon the other party hereto until written notice thereof is received by such party at the address shown herein. All notices shall be deemed received when personally delivered or two (2) days after being sent by overnight courier, return receipt requested.

          e. Entire Agreement - This Agreement is the parties' entire agreement and supersedes all proposals, oral or written, and all arrangements, understandings, negotiations, conversations or discussions between the parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement does not contain or constitute any express or implied license to make, have made or modify any Product under any circumstances.

          f. Termination Disputes - Disputes arising from the process of termination, that are not determined by this contract which are not satisfactorily negotiated by each party within thirty (30) days of the Effective Date of termination, shall be submitted to the American Arbitration Association for a binding arbitration. Supplier and Distributor agree that this Association shall use a panel of three (3) arbitrators to review the matter in question and the majority of said arbitrators shall determine the questions in accordance with the AAA's commercial arbitration rules, and in accordance with then existing law of California; said arbitration to take place in Denver, Colorado.

          g. Insurance - The Supplier shall maintain insurance coverage issued by a responsible insurer in the amount of at least One Million Dollars ($1,000,000). Said coverage shall name the Distributor as an additional insured and shall have a vendor endorsement satisfactory to Distributor covering Distributor. The Supplier shall, from time to time, and upon the request of the Distributor, provide the Distributor with a certificate of insurance from the insurer certifying that the Supplier has complied with the provisions of this paragraph. The Supplier shall not cancel the insurance coverage, remove Distributor as an additional insured or alter the vendor endorsement, except upon thirty (30) days prior written notice to the Distributor. Supplier shall then have sixty (60) days to cure such default. Should Supplier continue to be in default upon the expiration of the sixty (60) day period, Distributor shall have the right to terminate this Agreement and shall receive the amounts set forth in Paragraph 11, Section (d), as if the Supplier had terminated this Agreement without cause.

          h. Severability - All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent of the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.


SUPPLIER:

CardioDynamics International Corporation
A California Corporation

By:  /s/ Richard E. Otto
     -------------------------------
       Richard E. Otto
       President/CEO


DISTRIBUTOR:

Kol Bio Medical Instruments, Inc.
A Virginia Corporation

By:  /s/ Roger S. Kolasinski
     -------------------------------
      Roger S. Kolasinski
      President

                                  ATTACHMENT A

                                    TERRITORY



Territory is to consist of North Carolina; South Carolina; Georgia* (excluding South Georgia); Maryland; Washington, DC; Virginia.

* The excluded territory of Georgia is comprised of the following counties and all territory South: Clay, Calhoun, Dougherty, Worth, Tift, Irwin, Douglas, Bacon, Pierce, Brantly, and Glynn.

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                                  ATTACHMENT B


             Products and Hospital Distributor Wholesale Price List
                     In Effect on the Date of the Agreement













All price quotas are prepaid F.O.B. Supplier's applicable warehouse or place of production.


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                                  ATTACHMENT C

                                   Sales Quota


Sales quotas for each calendar year of the contract will be mutually agreed upon by CardioDynamics International Corporation (CDIc) and Kol Bio Medical Instruments, Inc. This quota will be determined by November 1, of the year preceding the forecasted year. The quota will be based on several factors including U.S. sales, population of designated territory and expected sales growth rates. CDIc's Director of Sales may require the forecast and quota to be done on a state-by-state basis.

For 1997, the following is the agreed upon sales quotas:

          Product                       Number of Units
          -------                       ---------------

          BioZ Systems                  15 monitoring systems

          Transducer Electrodes         1500 patient applications

Electrode number based on 15 units being active for one third (1/3) of the time: fifteen (15) x twenty-five (25) electrodes/month/BioZ System x four (4) months = 1500 applications).

The Supplier will also consider the Distributor as achieving sales quota if Distributor's sales equal fifteen percent (15%) or more of Supplier's total U.S. sales.


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